EXHIBIT 10.1

June 6, 2007

F. Kevin Tylus
Yardville National Bancorp
2465 Kuser Road
Hamilton, New Jersey  08690

Dear Mr. Tylus:

In connection with the anticipated merger (the “Merger”) by and between The PNC Financial Services Group, Inc. (the “Parent”) and Yardville National Bancorp (the “Company”), as contemplated by the Agreement and Plan of Merger, dated even with the date hereof, by and among the Parent and the Company (the “Merger Agreement”), the Company, PNC Bank, National Association (“PNC Bank”), and you hereby enter into this Employment and Retention Agreement (this “Agreement”).

The parties hereto agree and acknowledge that Section 9 of this Agreement shall become immediately effective upon the execution of this Agreement and all other provisions of this Agreement shall become effective only as of the Effective Time (as defined in the Merger Agreement).  In the event that the Effective Time does not occur for any reason, this Agreement shall be deemed null and void ab initio and of no force and effect, and the Employment Agreement between you, the Company and Yardville National Bank, a subsidiary of the Company, dated as of September 28, 2004 (the “Prior Agreement”) shall be reinstated effective immediately.

1.  Employment Period.  PNC Bank (or any of its affiliates, as determined by PNC Bank) shall employ you, and you shall serve PNC Bank, on the terms and conditions set forth in this Agreement, for a period (the “Employment Period”) commencing on the date (the “Effective Date”) on which occurs the Effective Time and ending on the third anniversary of the Effective Date, unless sooner terminated in accordance with this Agreement.

2.  Position/Duties.  During the Employment Period, you shall serve as Regional President of Mercer and Huntington Counties in New Jersey of PNC Bank with responsibilities for the integration of the Company with PNC Bank.  You shall devote your full working time, energy and attention to the business of PNC Bank and its affiliates during the Employment Period.  You shall initially report directly to Peter K. Classen, which reporting relationship shall be subject to change from time to time in the sole discretion of PNC Bank.  Unless otherwise mutually agreed to by you and PNC Bank, your place of employment will be within 50 miles from Hamilton, New Jersey.  This Agreement shall not, however, preclude you from investing or supervising the investment of your personal assets (including, without limitation, financial investments) in such form and manner as will not conflict with your duties and responsibilities under this Agreement or the Parent’s Code of Business Conduct and Ethics and its Employee Conduct Policies.  Other than as expressly provided herein you will not, during the Employment Period, engage in any other business activity.

3.  Compensation and Benefits.

(a)  Restricted Stock.  As of January 2, 2008, subject to the approval of the Personnel and Compensation Committee of the Board of Directors of Parent, in full settlement of any and all obligations and liabilities under the Company’s Second Amended and Restated Supplemental Executive Retirement Plan as in effect as of the Effective Date and in consideration for your services to be rendered to PNC Bank and its affiliates after the Effective Date and the restrictive covenants set forth herein, you will be granted a whole number of restricted shares of Parent common stock equal to the amount (the “Restricted Share Value”) set forth on Exhibit A divided by the average of the reported high and low trading prices on the New York Stock Exchange for a share of Parent common stock on January 2, 2008 (the “Restricted Shares”). The Restricted Shares shall vest and no longer be subject to restriction on the third anniversary of the Effective Date, subject to your continued employment through such date and Section 5 of this Agreement.  Except as otherwise provided in this Agreement, the terms of the Restricted Shares shall be consistent with the terms of the Parent 2006 Incentive Award Plan (as amended from time to time) and award agreements thereunder and your grant under this Section 3(a) shall be subject to your execution of such an award agreement.  In the event that the Personnel and Compensation Committee of the Board of Directors of Parent fail to approve such Restricted Shares grant, the applicable Restricted Share Value shall instead be paid to you in cash as soon as practicable following January 2, 2008, but in no event later than January 7, 2008.

(b)  Restrictive Covenant Payment.  In consideration for your agreeing to the covenant not to compete set forth in Section 6(d) of this Agreement and subject to your continued compliance therewith, on January 2, 2008, the Parent shall pay you a lump sum payment in cash in the amount set forth on Exhibit A (the “Restrictive Covenant Payment”).  For the avoidance of doubt, and notwithstanding anything herein to the contrary, the Restrictive Covenant Payment shall not be taken into account in computing any benefits under any plan, program or arrangement of the Parent, the Company or their affiliates.

(c)  Base Salary.  During the Employment Period, you shall receive an annual base salary (“Annual Base Salary”) at a rate of not less than the amount set forth on Exhibit A.  The Annual Base Salary shall be payable in accordance with PNC Bank’s regular payroll practice for its senior executives, as in effect from time to time.

(d)  Annual Bonus; Equity Compensation.  With respect to each fiscal year ending during the Employment Period, you shall be eligible to earn an annual bonus on terms and conditions as PNC Bank shall determine from time to time, subject to the achievement of performance targets with respect to PNC Bank’s performance and your individual performance, as determined by PNC Bank in its discretion; provided, however, that the annual bonus payable with respect to the fiscal year ending December 31, 2007 shall in no be less than 40% of your target bonus for 2007, it being acknowledged that your target bonus for 2007 is 35% of your Annual Base Salary.  In addition, it is intended that you will be eligible for an annual evaluation to receive a grant of equity-based compensation for which similarly situated employees of PNC Bank are eligible under any plan or program now in effect or later established by PNC Bank on the same basis as similarly situated employees of PNC Bank.

(e)  Vacation.  During the Employment Period, you shall be eligible to accrue the same number of weeks of paid vacation in each year of employment under this Agreement as that provided to similarly situated executives of PNC Bank (with service credited to you based on your prior employment with the Company and its affiliates, which began on October 1, 2004), which must be used in the year accrued or else it shall be forfeited.

(f)  Expense Reimbursement.  During the Employment Period, you shall be eligible for reimbursement by PNC Bank for the reasonable and necessary business expenses incurred by you in the discharge of your duties (including, without limitation, reimbursement for automobile mileage based on PNC Bank’s expense reimbursement policies), subject to PNC Bank’s standard policies and procedures related to expense reimbursement and approval thereof.

(g)  Benefits.  During the Employment Period, you shall be eligible to participate in such benefit plans as are from time to time made generally available to similarly situated executives of PNC Bank, in accordance with the terms thereof.  PNC Bank shall give you full credit for purposes of eligibility, vesting and benefit accruals under any employee benefit plans, programs, or arrangements maintained by PNC Bank or any affiliate of PNC Bank (other than any defined benefit pension plan, retiree life insurance plan and, subject to the following sentence, any retiree medical plan) for your service with the Company or any subsidiary of the Company (or any predecessor entity) to the same extent recognized by the Company and its subsidiaries, except as may result in duplication of benefits.

(h)  Special Payment.  On January 2, 2008, the Company or PNC Bank shall pay to you in a lump sum a cash amount equal to $166,667 (the “Special Payment”).

(i)  Automobile Lease.  You shall be entitled to the continued use of the company-leased automobile that you currently drive, as of the date immediately prior to the execution of this Agreement, for the remainder of the lease period and PNC Bank shall pay for or reimburse you for all lease payments and shall pay for or provide reimbursement for all other related expenses under the current automobile lease arrangement as of the date immediately prior to the execution of this Agreement.  At the end of the lease period, you shall be entitled to purchase the automobile at the lease-stated purchase price.

4.  Termination of Employment.

(a)  Cause.  PNC Bank may terminate your employment with or without Cause by written notice to you.  For purposes of this Agreement, “Cause” shall mean, in the good faith determination of PNC Bank, (i) your gross negligence or willful misconduct in the course of your employment hereunder; (ii) your commission of fraud against PNC Bank or its affiliates or its customers, clients or employees, (iii) your commission of any theft or misappropriation of assets or business opportunities of PNC Bank or its affiliates, (iv) any breach of your fiduciary duty owed to PNC Bank or its affiliates, (v) your commission of any felony or act of moral turpitude, in either case, which could reasonably be expected to have a material adverse effect on PNC Bank or its affiliates; (vi) a material violation by you of the Parent’s Code of Business Conduct and Ethics or its Employee Conduct Policies, unless not reasonably applicable to you as an employee; (vii) a material breach of your obligations contained in this Agreement, including your intentional failure or refusal to perform your duties hereunder; or (viii) the entry of any order against you by any government body having regulatory authority with respect to the business of PNC Bank or its affiliates for a violation by you of any rule or regulation governing the business of PNC Bank or its affiliates; provided, however, that prior to being given written notice of your termination hereunder for Cause under (vi) or (vii) hereof, if curable, you shall be given thirty days’ advance notice that PNC Bank or its affiliates believe you are in violation of such provision(s), during which time you may seek to cure your acts and/or omissions and, to the extent such actions or omissions are cured within such period, such acts or omissions shall not constitute Cause.

(b)           Death/Disability. Your employment shall terminate automatically upon your death.  PNC Bank shall be entitled to terminate your employment because of your Disability during the Employment Period.  “Disability” means that you are entitled to receive either long-term disability benefits under PNC Bank’s group long-term disability plan or Social Security disability benefits.  A termination of your employment by PNC Bank for Disability shall be communicated to you by written notice, and shall be effective on the 30th day after receipt of such notice by you (the “Disability Effective Date”), unless you return to full-time performance of your duties before the Disability Effective Date.

(c)           Date of Termination.  The “Date of Termination” means the date of your death, the Disability Effective Date, or the date on which the termination of your employment by PNC Bank with or without Cause is effective, as the case may be.

5.  Effects of Termination of Employment.

(a)  Without Cause.  In the event of (i) the termination of your employment by PNC Bank without Cause (other than for death or Disability) during the Employment Period or (ii) your resignation because of a material breach by PNC Bank or its affiliates of a provision of this Agreement (provided, that before resigning due to such a material breach:  (A) you shall provide the Company written notice that identifies the material breach that you believe PNC Bank or its affiliate has made, and (B) solely with respect to material breaches for which remedial action is possible, PNC Bank or its affiliate shall have failed to remedy such event or condition within 30 days after PNC Bank receives the written notice from you described in clause (A)), and subject to execution and non-revocation of the release agreement referred to below and your compliance with the restrictive covenants set forth in this Agreement, you shall be entitled to, within ten (10) days after the Date of Termination (1) payment of the Accrued Obligations, (2), payment of an amount equal to the value of the portion of your Annual Base Salary from the Date of Termination through the end of the Employment Period (assuming no such termination had occurred) that has not yet been paid, (3) to the extent not paid, the Restrictive Covenant Payment and the Special Payment, (4) if such termination is (x) prior to the grant of the Restricted Shares, an amount in cash equal to the Restricted Share Value and (y) on or after the grant of the Restricted Shares, immediate vesting effective as of the date immediately preceding the Date of Termination of any of the Restricted Shares that are unvested as of such date, and (5) the Other Benefits.  In addition, in the event of (i) the termination of your employment by PNC Bank without Cause (other than for death or Disability) during the Employment Period or (ii) your resignation because of a material breach by PNC Bank or its affiliates of a provision of this Agreement that is not cured, as provided above, you shall be entitled to continued participation in the medical, dental and life insurance plans that you were participating in immediately prior to such termination for a period equal to the greater of (x) the number of days left in the Employment Period immediately prior to such termination or (y) twelve (12) months.  For purposes of this Agreement, “Accrued Obligations” shall mean the sum of (I) your Annual Base Salary through the Date of Termination to the extent not theretofore paid, (II) any business expenses incurred by you that are reimbursable pursuant to this Agreement but have not been reimbursed by PNC Bank as of the Date of Termination and (III) to the extent required by applicable law, any vacation pay for accrued, but unused vacation.  For purposes of this Agreement, “Other Benefits” shall mean all vested benefits and all other benefits that you are otherwise entitled to receive upon or subsequent to the Date of Termination under any plan, policy, practice or program of or any other contract or agreement with PNC Bank or its affiliates, to the extent payment of such Other Benefits is permitted by law; provided, however, that you will not be eligible to participate in PNC Bank’s Displaced Employee Assistance Plans during the Employment Period—this Agreement providing benefits in lieu thereof.  In order to be eligible to receive the payments and benefits set forth in this Section 5(a), you shall execute and not revoke a release substantially in the form attached hereto as Exhibit B (the “Release”) in a form provided to you by PNC Bank and excluding claims to payments due to you under this Agreement; provided, that such release shall not provide for the increase of any post-termination obligations applicable to you pursuant to Section 6 hereof.  Except as specifically provided herein, no other compensation or benefits will be due or payable to you in connection with such termination.

(b)           Death/Disability.  In the event of the termination of your employment by reason of your death or Disability, you shall be entitled to (i) the Accrued Obligations, (ii) the Other Benefits, (iii) immediate vesting as of the Date of Termination of any of the Restricted Shares that remain unvested as of the Date of Termination and (iv) to the extent not paid, the Restrictive Covenant Payment.  Except as specifically provided herein, no other compensation contemplated by this Agreement will be due or payable to you in connection with such termination.

(c)           Termination for Cause/Resignation.  In the event of the termination of your employment by PNC Bank for Cause or your voluntary resignation (other than pursuant to Section 5(a)(ii) of this Agreement) during the Employment Period, you shall be entitled to, (i) within ten (10) days after the Date of Termination, the Accrued Obligations and (ii) the Other Benefits.  Except as specifically provided herein, no additional compensation contemplated by this Agreement will be due or payable to you in connection with such termination.

6.	Restrictive Covenants and Confidentiality.

(a)           Conflicts of Interest.  You and PNC Bank have entered into this Agreement in significant part because of your knowledge, experience and expertise pertaining to the Company and its affiliates.  During your employment by the Company you have had direct and indirect access to a significant amount of confidential and proprietary information of the Company and its customers that is being acquired by the Parent and its affiliates.  In addition, during the Employment Period, you will have access to and will accumulate significant knowledge of the confidential and proprietary information of PNC Bank and its affiliates and their customers.  You agree that it is reasonable and necessary to protect the interest of PNC Bank and its affiliates in such confidential and proprietary information, and that to do so you promise that you will not, during the period from the Effective Date until the earlier of the (i) first anniversary of the Date of Termination and (ii) the fourth anniversary of the Effective Time (the “Restricted Period”), engage in any employment, enterprise or activity that would present a real or perceived conflict of interest with your obligations to advise PNC Bank and its affiliates, assist them in growing their presence and business in the Hamilton, New Jersey metropolitan area and/or protecting, preserving and avoiding even the inadvertent use or disclosure, or the perception of your use or disclosure, of PNC Bank’s, the Company’s or their respective affiliates’ confidential and/or proprietary information.

(b)          Nonsolicitation of Employees/Clients.  You agree that during the Restricted Period you shall not, directly or indirectly, either for your own benefit or purpose or for the benefit or purpose of any person or entity other than PNC Bank or its affiliates, solicit, call on, do business with, or actively interfere with any of their relationships with, or attempt to divert or entice away, any person or entity that you should reasonably know (i) is or was a customer for which PNC Bank or its affiliates provided services during or as of the end of the Employment Period, or (ii) is or was, as of the end of the Employment Period, considering retention of PNC Bank and/or any of its affiliates to provide services.

(c)           No-hire.  You agree that during the Restricted Period you shall not, directly or indirectly, either for your own benefit or purpose or for the benefit or purpose of any person or entity other than PNC Bank or its affiliates, employ or offer to employ, call on, or actively interfere with PNC Bank’s or its affiliates’ relationship with, or attempt to divert or entice away, any of their employees, nor shall you assist any other person or entity in such activities.

(d)           Non-competition.  You agree that during the period from the Effective Date until the earlier of the (i) second anniversary of the Date of Termination and (ii) the fifth anniversary of the Effective Time, you shall not without the written consent of PNC Bank serve as an officer, director or employee of any bank holding company, bank, savings association, savings and loan holding company, or mortgage company which offers products or services competing with those offered by the Parent or PNC Bank from any office within fifty (50) miles from the main office or any branch of PNC Bank.

(e)           Confidentiality.  You shall hold for the benefit of PNC Bank and its affiliates and shall not disclose to others, copy, use, transmit, reproduce, summarize, quote or make commercial, directly or indirectly, any secret or confidential information, knowledge or data relating to PNC Bank and its affiliates and their businesses (including without limitation information about their respective clients and customers and their proprietary knowledge and trade secrets, software, technology, research, secret data, customer lists, investor lists, business methods, business plans, training materials, operating procedures or programs, pricing strategies, employee lists and other business information) that you have obtained during your employment by PNC Bank, provided, however, that the foregoing shall not apply to information that is generally known to the public other than as a result of the breach of this Agreement by you or one of your representatives (“Confidential Information”).  You acknowledge that such Confidential Information is specialized, unique in nature and of great value to PNC Bank and its affiliates and that such information gives PNC Bank and its affiliates a competitive advantage.  Upon termination of your employment, you shall surrender immediately to PNC Bank, except as specifically provided otherwise herein, all Confidential Information and all other property of PNC Bank and its affiliates in your possession and all property made available to you in connection with your employment by PNC Bank, including, without limitation, any and all other records, manuals, customer and client lists, notebooks, files, papers, computers, computer programs, computer discs, lists, data, cellular phones, two-way pagers, palm-held electronic devices, electronically stored information and all other documents (and all copies thereof) held or made by you.  Notwithstanding the foregoing provisions, if you are required to disclose any such Confidential Information pursuant to applicable law or a subpoena or court order, you shall promptly notify PNC Bank in writing of any such requirement so that PNC Bank and/or its affiliate(s) may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof.  You shall reasonably cooperate with PNC Bank to obtain such protective order or other remedy.  If such order or other remedy is not obtained prior to the time that you are required to make the disclosure, or PNC Bank waives compliance with the provisions hereof, you shall disclose only that portion of the confidential or proprietary information that you are advised by counsel that you are legally required to so disclose.

7.  Enforcement Provisions. You and PNC Bank understand and agree to the following provisions regarding enforcement of this Agreement.

(a).           Governing Law and Jurisdiction.  This Agreement is governed by and is to be construed under the laws of the Commonwealth of Pennsylvania, without regard to conflict of laws rules.  Any dispute or claim arising out of or relating to this Agreement or claim of breach hereof shall be brought exclusively in the Federal court in the State of New Jersey.  By execution of the Agreement, you, the Company and PNC Bank, and their respective affiliates, consent to the exclusive jurisdiction of such court, and waive any right to challenge jurisdiction or venue in such court with regard to any suit, action, or proceeding under or in connection with the Agreement.  Each party to this Agreement also hereby waives any right to trial by jury in connection with any suit, action or proceeding under or in connection with this Agreement.

(b).           Equitable Remedies.  A breach of Section 6 of this Agreement will cause PNC Bank and/or its affiliates irreparable harm, and PNC Bank and its affiliates will therefore be entitled to seek (in addition to any monetary damages available to them) the issuance of immediate, as well as permanent, injunctive relief restraining you, and each and every person and entity acting in concert or participating with you, from initiation and/or continuation of such breach.

(c).           Tolling Period.  If it becomes necessary or desirable for PNC Bank and/or its affiliates to seek compliance with any provision of Section 6 of this Agreement  by legal proceedings, the period during which you will be required to comply with each such provision shall be tolled during any period of violation of any of the covenants in Section 6 hereof and during any other period required for litigation during which PNC Bank seeks to enforce such covenants against you if it is ultimately determined that you were in breach of such covenants.

(d).           No Waiver of Terms.  Failure of you or PNC Bank or its affiliates to demand strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any such term, covenant or condition on any occasion or on multiple occasions be deemed a waiver or relinquishment of such term, covenant or condition.

(e).           Severability.  The restrictions and obligations imposed by Section 6 of this Agreement are separate and severable, and it is the intent of you and PNC Bank that if any restriction or obligation imposed by any of the provisions of Section 6 of this Agreement is deemed by a court of competent jurisdiction to be void for any reason whatsoever, the remaining provisions, restrictions and obligations of Section 6 of this Agreement shall remain valid and binding upon you.  You and PNC Bank further agree that each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.  In the event that any provision of this Agreement is deemed invalid or unenforceable under applicable law, all other provisions of this Agreement shall remain in full force and effect.

(f).           Reform.  In the event any part of Section 6 of this Agreement is determined by a court of competent jurisdiction to be unenforceable, it is the intent of you and PNC Bank that said court reduce and reform the provisions thereof so as to apply the greatest limitations considered enforceable by the court.

(g).           Waiver of Right to Trial By Jury.  You and PNC Bank hereby waive any right to trial by jury with regard to any suit, action or proceeding under or in connection with this Agreement.

8.  Application of Policies.  Except as specifically modified by this Agreement, during the Employment Period, the general personnel policies and practices of PNC Bank and its affiliates (as such policies may exist from time to time), including but not limited to the Parent’s Code of Business Conduct and Ethics and its Employee Conduct Policies, will apply to you with the same force and effect as to any other employee of PNC Bank.

9.  Termination of the Prior Agreement; Agreement to Remain Employed with the Company Through the Effective Time.  Except as otherwise set forth herein, you hereby agree that, in consideration for entering into this Agreement, effective as of the Effective Time, the Prior Agreement shall be null and void and no person or entity shall be obligated to pay to you or any person any amounts in respect of the Prior Agreement.  Further, in consideration of the benefits conferred upon you and the Company pursuant to this Agreement, you hereby agree not to terminate your employment with the Company or any of its subsidiaries prior to the Effective Time, and, prior to the Effective Time, the Company agrees not to terminate your employment with the Company or its subsidiaries without the prior written consent of PNC Bank.

10.  Taxes.  The Company and PNC Bank will withhold and deposit all Federal, state and local income and employment taxes that are owed with respect to all amounts paid or benefits provided to or for you by the Company, PNC Bank or any of their respective affiliates pursuant to this Agreement.  You, the Company and PNC Bank agree that none of the payments and benefits payable or provided to you or for your benefit in connection with the Merger are intended to constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).  However, notwithstanding anything to the contrary contained in this Agreement or the Prior Agreement, in the event that the aggregate payments or benefits to be made or afforded to you under this Agreement or otherwise (the “Payments”) do constitute an “excess parachute payment” under Section 280G of the Code, you shall be entitled to an amount equal to the Gross-Up Payment (as defined in Section 15 of your Prior Agreement) in accordance with and subject to the terms and conditions set forth in Section 15 of your Prior Agreement; provided, however, if the aggregate value of the Payments are less than or equal to the sum of (i) $75,000 plus (ii) three (3) times your “base amount,” as determined in accordance with Section 280G of the Code, in lieu of payment of the Gross-Up Payment, the Payments will instead be reduced to an amount such that the value of such Payments shall be equal to three (3) times your “base amount,” as determined in accordance with Section 280G of the Code, less $5,000.00.  You hereby agree to report any amounts paid or benefits provided under this Agreement for purposes of Federal, state and local income, employment and excise taxes consistent with the good faith manner in which PNC Bank or its affiliates reports any such amounts or benefits for purposes of Federal, state and local income, employment and excise taxes and that you shall cooperate with PNC Bank and/or its affiliates in good faith in connection with any valuation of the restrictions and obligations under this Agreement.

11.           Compliance with Internal Revenue Code Section 409A.  If PNC Bank determines that any compensation provided by this Agreement may result in the application of Section 409A of the Code, it may, without your consent, modify this Agreement to the extent and in the manner it deems necessary or advisable in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or in order to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions; provided, however, that in no event shall any modification pursuant to this Section 11 reduce the economic benefits payable to you without your prior written consent.

12.           Survival of Certain Provisions of Prior Agreement.  Notwithstanding anything herein to the contrary, Section 13 (Indemnification and Liability Insurance) and, with respect to Sections 3(a), 3(b) and 3(h) of this Agreement only, Section 14 (Reimbursement of your Expenses to Enforce this Agreement) of your Prior Agreement shall remain in full force and effect in accordance with its terms.

13.           Successors.  This Agreement is personal to you and without the prior written consent of PNC Bank shall not be assignable by you otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by your legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company (prior to the Effective Date), PNC Bank and their respective successors and assigns.

14.           Entire and Final Agreement.  This Agreement shall supersede any and all prior oral or written representations, understandings and agreements of the parties with respect to their employment relationship (including, but not limited to all correspondence, memoranda and term sheets and the Prior Agreement), and it contains the entire agreement of the parties with respect to those matters.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.  Once signed by the parties hereto, no provision of this Agreement may be modified or amended unless agreed to in a writing, signed by you and a duly authorized officer of the Company (prior to the Effective Date, it being understood that after the Effective Time, no signature from the Company shall be required) and PNC Bank.

15.           Assignment.  Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by you.  Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by the Company or PNC Bank without your prior written consent, to a person or entity other than an affiliate or parent entity of the Company or PNC Bank, or their successors or assigns; provided, however, that, in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company or PNC Bank with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties and obligations of the Company or PNC Bank hereunder.

16.           Section Headings.  The section headings contained in this Agreement are inserted for purposes of convenience only, and shall not affect the meaning or interpretation of this Agreement.

176.           Notices.  All notices required by this Agreement shall be sent in writing and delivered by one party to the other by overnight express mail to the following persons and addresses:

If to the Company:

Yardville National Bancorp
2465 Kuser Road
Hamilton, New Jersey  08690
Attention:  General Counsel

With a copy to the Parent.

If to PNC Bank:

PNC Bank, National Association
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania  15222
Attention:  General Counsel
Telecopy No.:  (412) 762-6238

If to you:

At the most recent address on file with the Company (if prior to the Effective Time) or with PNC Bank (if after the Effective Time).

With a copy to:

David E. Rubinsky, Esq
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY  10019

18.           Execution in Counterparts.  This Agreement may be executed by the parties hereto in counterparts, each of which shall be considered an original for all purposes.

If the foregoing is satisfactory, please so indicate by signing and returning to the Company and PNC Bank the enclosed copy of this letter, whereupon this will constitute our agreement on the subject.

Yardville National Bancorp

By:	/s/ Patrick M. Ryan
Name:	Patrick M. ryan, CEO
Date:	June 6, 2007

PNC Bank, National Association

By:	/s/ David J. Williams
Name:	David J. Williams
Date:	June 6, 2007

ACCEPTED AND AGREED TO:

By:	/s/ F. Kevin Tylus
Employee:	F. Kevin Tylus
Date:	June 6, 2007

EXHIBIT A

Restricted Share Value	$2,450,000
Restrictive Covenant Payment:	$1,600,000
Annual Base Salary:	$330,750

EXHIBIT B

Waiver and Release.

In exchange for the payments and benefits offered by PNC, you hereby:

(a)
Fully release and forever discharge PNC, and each of its officers, directors, employees and shareholders, from all liability upon claims of any nature whatsoever, including claims of negligence, breach of contract, violation of federal, state or local laws which prohibit discrimination on the basis of race, color, national origin, religion, sex, age, veteran status, disability or retaliation, the Age Discrimination in Employment Act of 1967, as amended, and the laws enforced by any other federal, state or local agencies, including claims under the Pennsylvania Human Relations Act, as amended, and including further claims of any other nature whatsoever based upon any act or event which occurred on or before the date on which this Waiver and Release is signed and becomes effective, whether known or unknown, which you now have or could claim to have.

(b)
Agree that you will not file, or permit to be filed in your name or on your behalf, any lawsuit in court against any of the persons or entities released in this Waiver and Release (other than that which is excluded pursuant to paragraph (d) below or to challenge this waiver and release under the Age Discrimination in Employment Act), based upon any act or event which occurred on or before the effective date of this Waiver and Release.

(c)
Agree that, while this waiver and release does not prevent you from filing a Charge with the Equal Employment Opportunity Commission (“EEOC”), if any charge, complaint, lawsuit or administrative claim is filed in your name or on your behalf with the EEOC or any other administrative agency or organization, or in any other forum, against any of the persons or entities released in this paragraph, based upon any act or event which occurred on or before the date you signed this Waiver and Release, you will not seek or accept any personal relief, including but not limited to any award of monetary damages or reinstatement to your employment with PNC.  (Provided, however, that this provision shall not apply to a claim for damages under the Age Discrimination in Employment Act.  If successful on such claim, however, any monetary damages obtained by you would be offset by the monies paid under the Employment Agreement (as defined below).)

(d)
Notwithstanding any other provision of this Waiver and Release to the contrary, the release and other provisions herein shall not operate to release, and shall not apply to disputes relating to your or your beneficiary’s rights to receive all benefits and payments provided for or otherwise afforded under the Employment Agreement between you, on the one hand, and Yardville National Bancorp and PNC Bank, National Association, on the other hand, dated June 6, 2007 (the “Employment Agreement”), to the extent you are entitled to such benefits and payments, or through any benefit plan to which you are entitled pursuant to the Employment Agreement at any time before or after the termination of your employment.

Intending to be legally bound hereby:

AGREED:

For Myself, and for My Heirs, Personal	(date of signing)
Representative and Assigns

FOR PNC

BY:
	(Human Resources Signature)	(date of signing)

NOTICE

You will have at least 45 calendar days to consider this Waiver and Release and whether to sign it.  Even if you decide to accept this offer beforehand, you may not sign this Waiver and Release prior to ___________, 200__.  If you sign the Waiver and Release ahead of time, it will invalidate the Waiver and Release.

One (1) properly dated and fully executed original Waiver and Release must be received by the Human Resources representative listed below within four (4) calendar days from _______________, 200__, or this offer is automatically void.  If you do not sign or thereafter revoke your signature under this Waiver and Release, you agree to reimburse PNC for all payments provided to you pursuant to Section 5(a) of the Employment Agreement to which this Waiver and Release is attached, unless specifically excluded.

This Waiver and Release may be revoked by you at any time within seven (7) calendar days after you have signed it, in which event PNC will consider that you are not eligible for the benefits set forth herein.  To revoke this Waiver and Release, written notice of revocation must be received by ________________________ no later than seven (7) days after the date you signed it.

If you have any questions or need to discuss this Waiver and Release or your separation, please call __________________ at (______) ______________.